SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                          ________________

                             240.13d-102
                                 SCHEDULE 13GA

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
(S)240.13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
TO (S)240.13D-2

                             (Amendment No. 1 )*
                                           -----

                                 Connect, Inc.
                  -------------------------------------------
                               (Name of Issuer)

                        Common Stock, $.001 Par Value Per Share
                  -----------------------------------------------
                        (Title of Class of Securities)

                                  207528100
                              ------------------
                                (CUSIP Number)

                           November 30, 1998
          --------------------------------------------------------
---
             (Date of Event Which Requires Filing of this
Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [X] Rule 13d-(c)

          [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

------------------------
  CUSIP NO. 207528100              13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      BankAmerica Corporation
------------------------------------------------------------------
-------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware
------------------------------------------------------------------
-------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           -0-
     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-
------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      -0-%

------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12    HC
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO. 207528100              13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America NT&SA
------------------------------------------------------------------
-------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------
-------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    -0-
------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    -0-%
------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12    BK
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO. 207528100              13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Ventures
------------------------------------------------------------------
-------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------
-------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    -0-
------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    -0-%
------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12    CO
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO. 207528100              13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BA Venture Partners I
------------------------------------------------------------------
-------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------
-------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    -0-
------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11     -0-%
------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12    PN
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1  (a)  Name of Issuer:            Connect, Inc.

       (b)  Address of Issuer's         515 Ellis Street
             Principal Executive        Mountain View, CA 94043-
2242
           Offices:


Item 2  (a)  Names of Person Filing:      BankAmerica Corporation
                                           ("BAC")
                                          Bank of America NT&SA
                                           ("BANTSA")
                                   BankAmerica Ventures ("BAV")
                                   BA Venture Partners I
                                    ("Venture Partners")

        (b)  Address of Principal         (For BAC)
             Business Offices:            100 North Tryon St.
                                   Charlotte, N.C. 28255

                                   (for BANTSA)
                                   555 California St.
                                   San Francisco, CA 94104

                                   (For BAV and (Venture Partners)
                                   950 Tower Lane, Suite 700
                                   Foster City, CA  94404

        (c)  Citizenship:                 BAC is organized under
the laws of
                                          Delaware. BANTSA is a
national banking
                                          association organized
under the laws
                                          of the United States.
BAV is
                                   organized under the laws of
                                   California.  Venture Partners
is a
                                   Delaware partnership.


        (d)  Title of Class of            Common Stock, par value
$.001
             Securities:


        (e)  CUSIP Number:              207528100


Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b)
           or (c), check whether the person filing is a:

             (a) [_]   Broker or Dealer registered under Section
15 of the Act
                    (15 U.S.C. 78o)

             (b) [_]   Bank as defined in Section 3(a)(6) of the
Act (15 U.S.C.
                    78c)

           (c) [_]   Insurance Company as defined in Section
3(a)(19) of the
                       Act (15 U.S.C. 78c)

             (d) [_]   Investment Company registered under Section
8 of the
                       Investment Company Act (15 U.S.C. 80a-8)

           (e) [_]   An investment adviser in accordance with
(S)240.13d-
                    1(b)(1)(ii)(E)

             (f) [_]   An employee benefit plan or endowment fund
in accordance
                    with (S)240.13d-1(b)(1)(ii)(F)

             (g) [ ]   A parent holding company or control person
in accordance
                    with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

           (h) [_]   A savings association as defined in Section
3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i) [_]   A church plan that is excluded from the
definition of an
                    investment company under section 3(c)(14) of
the
                    Investment Company Act of 1940 (15 U.S.C. 80a-
3)

           (j) [_]   Group, in accordance with (S)240.13d-
1(b)(1)(ii)(J)


If this statement is filed pursuant to (S)240.13d-1(c), check this box. [X]


Item 4       Ownership*

             (a) Amount Beneficially Owned:
                         BAC                                     -
0-                             BANTSA
-0-                            BAV                               -
0-
                          Venture Partners                       -
0-

             (b) Percent of Class:
                         BAC
-0-
                     BANTSA
-0-
                     BAV                                    -0-
                     Venture Partners                            -
0-
________
* By virtue of the corporate relationships between Reporting
Persons as
  described in Item 7, BAC (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships.
  BankAmerica Corporation is the parent of the Bank.

(c) Number of shares as to which the person has:

                 (i)      sole power to vote or to direct the
vote:
                          BAC
0
                          BANTSA
0
                      BAV
0
                           Venture Partners
0


                 (ii)     shared power to vote or to direct
                      the vote:
                      BAC
0
                      BANTSA
0
                      BAV
0
                      Venture Partners                         0


               (iii)    sole power to dispose or to direct the
                          disposition of:
                          BAC
0
                          BANTSA
0
                      BAV
0                                    Venture Partners
0

                 (iv)     shared power to dispose or to direct
                      the disposition of:
                          BAC
0
                          BANTSA
0
                      BAV
0
                           Venture Partners
0



Item 5       Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6       Ownership of More than Five Percent on Behalf of
Another Person.

             Not Applicable.

Item 7       Identification and Classification of the Subsidiaries
Which
             Acquired the Security Being Reported on by the Parent
Holding
             Company.

             See Item 2. BAC is a registered bank holding company.
BANTSA is a
             bank as defined in Section 3(a)(6) of the Act, and is a wholly-
             owned subsidiary of BAC. BAV is a corporation wholly-owned by
           BANTSA.  Venture Partners is a Delaware corporation.


Item 8       Identification and Classification of Members of the
Group.

           See Item 7.


Item 9       Notice of Dissolution of Group.

             Not Applicable.


Item 10      Certification.

          (a)  13d-1(b) Certification  [_]
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or
          influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          (b) 13d-1(c) Certification  [X]
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE



----------

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  December 10, 1998



     BANKAMERICA CORPORATION*

     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*

     BANKAMERICA VENTURES*

     BA VENTURE PARTNERS I*


*By: /s/ SATISH PATTEGAR

     Satish Pattegar
     Senior Vice President
     Corporate Compliance
     BankAmerica Corporation

                                   EXHIBIT A
                                   ---------

                             JOINT FILING AGREEMENT
                             ----------------------


     The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  December 10, 1998

       BANKAMERICA CORPORATION*

       BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*

       BANKAMERICA VENTURES*

       BA VENTURE PARTNERS I*



*By:   /s/  SATISH PATTEGAR

     Satish Pattegar
     Senior Vice President
     Corporate Compliance
     BankAmerica Corporation